As filed with the Securities and Exchange Commission on
           September 22, 1997
                                         Registration No. 333-____
           ========================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              ALLTEL CORPORATION
            (Exact name of Registrant as specified in its charter)


            Delaware                                      34-0868285
(State or other jurisdiction of                        I.R.S. Employer
 incorporation or organization)                        Identification No.)

                 One Allied Drive, Little Rock, Arkansas 72202
                                (501) 661-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Francis X. Frantz
                     Senior Vice President-External Affairs
                               One Allied Drive
                          Little Rock, Arkansas 72202
                                (501) 661-8000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)


     Approximate date of commencement of proposed sale to the public: The securities to be registered on this form are to be offered for the account of certain selling shareholders from time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.___

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.___



                         CALCULATION OF REGISTRATION FEE

                        Amount       Proposed     Proposed      Amount of
Title of                to be        Maximum      Maximum      Registration
Securities            Registered     Offering     Aggregate        Fee
to be Registered                     Price Per    Offering
                                      Share*       Price


Common Stock,           471,922       $32.19     $15,191,169      $4,557
$1.00 Par Value


* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low sales prices of a share of Common Stock on September 15, 1997 as reported by the New York Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS        SUBJECT TO COMPLETION DATED SEPTEMBER 22, 1997

                                471,922 Shares

                              ALLTEL CORPORATION

                                 Common Stock

     All of the 471,922 shares (the "Shares") of common stock, $1 par value ("Common Stock"), are being offered hereby for the account of certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The closing price per share of the Company's Common Stock on the New York Stock Exchange (Symbol "AT") on September 15, 1997 was $32.125.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
               __________________________________________________

     The Shares offered by this Prospectus are being offered by the Selling Shareholders in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                                ________________, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, with respect to the Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, including exhibits and schedules thereto. The Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C. Copies of the Registration Statement, or any part thereof, may be obtained from the Commission's principal offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W.,
Judiciary Plaza, Washington, D.C. 20549 and at the Commission's following Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that also contains such material which is located at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information is filed with, and may be inspected at, such exchanges.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by an Amendment No. 1 dated April 28, 1997; (ii) Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 1997 and June 30, 1997; (iii) Current Report on Form 8-K dated January 30, 1997, and (iv) the description of the Company's Common Stock and the related Preferred Stock Purchase Rights contained in the Company's Form 8-A dated January 30, 1997 and any other registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents). Requests should be directed to: Ms. Shawne Leach, Vice President-Investor Relations of ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202; telephone (501) 661-8000.

     No person is authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized by the Company in connection with the offering made by this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction in which it is unlawful to make such an offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or any of its respective subsidiaries since the date of this Prospectus.

                                  THE COMPANY

     The Company is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries or investments that provide wireline local and network access service, wireless communications, wide-area paging and fiber optic-based long-distance telephone service, and information processing management services and advanced applications software. Telecommunications products and electronic and electric wire and cable are warehoused and sold by the Company's distribution subsidiaries. The Company also publishes telephone directories for affiliates and other independent telephone companies.

     The Company's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202 and its telephone number is (501)6618000.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock offered hereby, nor will any such proceeds be available for use by it or for its benefit.


                             SELLING SHAREHOLDERS

     All of the 471,922 shares of Common Stock offered hereby are being offered for the account of the following Selling Shareholders:

                                   W. Charles DeLoach, Jr.
                                   Gloria D. Deloach
                                   Jane Anne Sullivan

The Selling Shareholders are currently the sole shareholders of Georgia Telephone Corporation ("GTC"). Currently, Ms. DeLoach serves as Vice President and as a member of the board of directors of GTC, and Ms. Sullivan serves as Secretary and Treasurer and as a member of the board of directors of GTC. Mr.
DeLoach holds no office with GTC.   On or about September 30, 1997, the
Company, through a wholly-owned subsidiary, plans to complete a merger with GTC whereby the Shares (which are currently issued and held in treasury by the Company), along with cash payments, will be exchanged for all the outstanding shares of capital stock of GTC. Upon completion of the merger, none of the Selling Shareholders will hold any office, or be subject to any employment or consulting agreements, with the Company or any of its affiliates. In connection with the merger, the Company has agreed to, among other things, file the Registration Statement of which the Prospectus is a part with the Commission registering the Shares. The plan of merger relating to the merger provides that the registration expenses incurred in connection with the Registration Statement are to be borne by the Company. The Company is obligated to use its reasonable best efforts to cause the Registration Statement to become effective and to maintain the effectiveness of the

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

Registration Statement until the earlier of (i) two years after the effective date of the merger or (ii) the date the Shares become transferable without registration pursuant to Rule 145 of the Securities Act.

     The following table sets forth the number of shares of Common Stock to be received by each Selling Shareholder in the merger and the number of shares of Common Stock that may be offered by each individual pursuant to the offering described herein:

                                    Number of shares of Common Stock
                                    to be Received and that may be
            Name                    Offered Pursuant to this Offering
  --------------------------        ---------------------------------
   W. Charles DeLoach, Jr.                       235,431
   Gloria D. Deloach                               1,060
   Jane Anne Sullivan                            235,431
                                                --------
                                                 471,922


                             PLAN OF DISTRIBUTION

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol "AT." The distribution of the shares offered hereby will be effected by the Selling Shareholders in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof. The public price at which the Common Stock will be sold will be determined by prices as reported by the New York Stock Exchange or through private negotiations between the buyer and the Selling Shareholders or their respective agents. Any such transaction may involve the payment of broker or dealer fees, commissions, or other remuneration to be negotiated and paid by the Selling Shareholders at the time of the transaction.

     The Company has agreed to pay all expenses of the preparation and filing of the Registration Statement of which this Prospectus is a part. See "Selling Shareholders."

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     The validity of the Shares of Common Stock being registered hereunder is being passed upon for ALLTEL by the Rose Law Firm, a Professional Association, 120 East Fourth Street, Little Rock, Arkansas 72201. Members of that firm beneficially owned 18,327 shares of ALLTEL Common Stock with an aggregate market value of $588,755 on September 15, 1997.

                                     EXPERTS
     The consolidated financial statements of ALLTEL Corporation incorporated by reference in ALLTEL Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II
Item 14.  Other Expenses of Issuance and Distribution

     The expenses in connection with the offering of the securities being registered, all of which are to be paid by the Company, are estimated as follows:


Item                                   Amount
SEC Registration Fee  . . . . . . . . $ 4,557
Fees and Expenses of Counsel  . . . .   3,000
Miscellaneous . . . . . . . . . . . .   1,000
         TOTAL  . . . . . . . . . . . $ 8,557
______________________________

Item 15.  Indemnification of Directors and Officers

     Article VII of ALLTEL's Amended and Restated Certificate of Incorporation (the "Certificate") provides for the indemnification of directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees, respectively. The Certificate provides for indemnification to the fullest extent permitted by the Delaware law. Any expansion of the protection afforded directors, officers, employees or agents by the Delaware General Corporation Law is automatically extended to ALLTEL's directors, officers, employees or agents, as the case may be. The Certificate also permits ALLTEL to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

     In addition to indemnity provisions contained in the Certificate, ALLTEL has entered into indemnity agreements with its directors and officers. Under these indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of certain insurance policies maintained by ALLTEL, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933 (the "Securities Act"). ALLTEL will indemnify such officers and directors under the indemnity agreements from all losses arising out of claims made against them except those based upon illegal personal profit, recovery of short-swing profits or dishonesty; provided, however, that ALLTEL's obligations will be satisfied to the extent of any reimbursement under such insurance.

     The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees and agents under some circumstances and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

Item 16.  Exhibits

     The exhibits set forth on the Exhibit Index are furnished in connection with this registration statement and are incorporated by reference herein.

Item 17.  Undertakings

A.  The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Sec. 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sec. 13 or Sec. 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 22nd of September, 1997.



                                ALLTEL CORPORATION


                                By  /s/Francis X. Frantz
                                     Francis X. Frantz
                                     Senior Vice President - External Affairs



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.




      Signature                   Title                         Date


    *JOE T. FORD                  Chairman,Chief Executive  September 22, 1997
    (Joe T. Ford)                 Officer and Director

    *SCOTT T. FORD                President and Director    September 22, 1997
    (Scott T. Ford)

    *DENNIS J. FERRA              Senior Vice President     September 22, 1997
    (Dennis J. Ferra)             and Chief Financial Officer

    *JOHN M. MUELLER              Controller                September 22, 1997
    (John M. Mueller)

    *MICHAEL D. ANDREAS           Director                  September 22, 1997
    (Michael D. Andreas)

    *JOHN R. BELK                 Director                  September 22, 1997
    (John R. Belk)

    *Lawrence L. Gellerstedt III  Director                  September 22, 1997
    (Lawrence L. Gellerstedt III)

    *W. W. JOHNSON                Director                  September 22, 1997
    (W. W. Johnson)

    *EMON A. MAHONY, JR.          Director                  September 22, 1997
    (Emon A. Mahony, Jr.)

    *JOHN P. MCCONNELL            Director                  September 22, 1997
    (John P. McConnell)

    *JOSIE C. NATORI              Director                  September 22, 1997
    (Josie C. Natori)

    *RONALD TOWNSEND              Director                  September 22, 1997
    (Ronald Townsend)

    *WILLIAM H. ZIMMER            Director                  September 22, 1997
    (William H. Zimmer)


*BY /s/Francis X. Frantz
   (Francis X. Frantz, Attorney-in-Fact)                    September 22, 1997

                                 EXHIBIT INDEX


Official
Exhibit
  No.                  Description

  4.1       -  Amended and Restated Certificate of Incorporation (Incorporated
                herein by reference to Exhibit B to ALLTEL's Proxy Statement dated March 9, 1990)
  4.2       -  Bylaws of ALLTEL Corporation (Incorporated herein by reference to Exhibit 3(b) to ALLTEL's Form SE dated February 17, 1993)
  4.3       -  Rights Agreement, dated as of January 30, 1997, between
                ALLTEL Corporation and First Union National Bank of
                North Carolina (Incorporated herein by reference to
                ALLTEL's Form 8-A dated January 30, 1997, filed with the Commission on February 4, 1997)
  5         -  Opinion of Rose Law Firm as to the legality of the
                Securities.
  23.1      -  Consent of Counsel is contained in Opinion of Counsel
                filed as Exhibit 5.
  23.2      -  Consent of Arthur Andersen LLP, Independent
                Public Accountants.
  24        -  Powers of Attorney.

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